EXHIBIT 21

                         Subsidiaries of the Registrant

                     Union National Financial Corporation
                           Subsidiaries of Registrant

Subsidiary                                               Incorporation
----------                                               -------------

The Union National Mount Joy Bank                  National Banking Association

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